Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-144458 on Form S-8 of our reports dated March 16, 2009, relating to the consolidated financial statements of ChinaCast Education Corporation, its subsidiaries and its variable interest entities (collectively, the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the recognition and measurement methods under Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” and an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts in the financial statements) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, China
March 16, 2009